Exhibit 10.4

SIXTH AMENDED AND RESTATED FEE AGREEMENT

This Sixth Amended and Restated Fee Agreement (this “Agreement”), dated June 7, 2018 and effective as of June 1, 2018, amends and restates that certain Fifth Amended and Restated Fee Agreement between Athene Asset Management LLC (formerly known as Athene Asset Management, L.P.) (“AAM”) and Athene Holding Ltd. (“AHL”), dated June 8, 2017 (the “Prior Agreement”).

WHEREAS, from time to time, AHL and certain current or future direct or indirect subsidiaries of AHL (the “Subsidiaries”) or a Subsidiary’s reinsurance counterparty (a “Reinsurance Counterparty”) have entered into, will enter into or desire to enter into investment management agreements with AAM pursuant to which Subsidiaries pay AAM management fees and agree to indemnify AAM in certain circumstances;

WHEREAS, from time to time, AAM and one or more investment manager(s), not affiliated with Apollo (as hereinafter defined) or AAM, acting for a Reinsurance Counterparty (each, a “Third Party Investment Manager”) have entered into, will enter into or desire to enter into a sub-advisory arrangement with respect to an investment management agreement between such Third Party Investment Manager and a Reinsurance Counterparty pursuant to which AAM will act as a sub-advisor with respect to certain assets of such Reinsurance Counterparty;

WHEREAS, from time to time, AAM and sub-advisers (each, a “Sub-Adviser”) have entered into, will enter into or desire to enter into sub-advisory arrangements with respect to the foregoing investment management agreements and/or sub-advisory agreements pursuant to which AAM will pay such Sub-Advisers management fees, be liable for expenses of such Sub-Advisers and indemnify such Sub-Advisers in certain circumstances;

WHEREAS, from time to time, AAM and the Subsidiaries (including their Reinsurance Counterparties) have entered into, will enter into or desire to enter into shared service and cost reimbursement arrangements pursuant to which Subsidiaries reimburse AAM (or AAM reimburses AHL or its Subsidiaries) for its expenses relating to such shared services and other costs incurred; and

WHEREAS, AHL and AAM desire to provide for consistent fees, shared service and cost reimbursement arrangements and a consistent standard of care/liability and indemnity on an enterprise- wide basis across AHL and the Subsidiaries (including their Reinsurance Counterparties, but not including any Athora Entity), in each case on terms AAM and AHL have determined to be consistent with commercial standards.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.Definitions.

a.    “Accounts” means all investment accounts of or relating to AHL and the Subsidiaries, whether or not managed by AAM, including, without limitation, surplus accounts and funds withheld accounts, investment accounts of any Reinsurance Counterparty in which AAM is acting as a sub-advisor or in a similar capacity, modified coinsurance accounts and reinsurance trusts supporting reinsurance agreements entered into by AHL or the Subsidiaries, provided, however, “Accounts” shall not include (i) investment accounts of any Athora Entity or
(ii) investment accounts of AHL or a Subsidiary which is managed by Apollo Asset Management Europe LLP and/or Apollo Management International LLP.

b.    “Athora Entity” means any of Athora Holding Ltd. (formerly AGER Bermuda Holding Ltd.) or its direct or indirect subsidiaries (other than any subsidiary organized in the United States or Bermuda).

c.    “Athora Funding Agreement” means a Funding Agreement issued to an Athora Entity by a Subsidiary that is a client of AAM (each an “AHL Sub Client”), provided, that the assets backing such Funding Agreement are all managed by, and subject to fees payable to, AAM hereunder and/or under the applicable investment management agreement between AAM and such AHL Sub Client.

d.    “AHL IM Fees” means (a) for those Accounts with respect to which a management fee is not payable to AAM during or with respect to such month, if any, a monthly fee equal to the sum of (x) one-twelfth of 0.40% of up to the first $65,845,816,050 in aggregate market values (determined as of the end of such month) of the assets in such Accounts and (y) one-twelfth of 0.30% of the aggregate market values (determined as of the end of such month) of the assets in such Accounts in excess of $65,845,816,050 and (b) for those Accounts with respect to which a management fee is payable to AAM during or with respect to such month, if any, a monthly fee equal to the sum of (x) one-twelfth of 0.40% of up to the first $65,845,816,050 in aggregate market values (determined as of the end of such month) of the assets in such Accounts and (y) one-twelfth of 0.30% of the aggregate market values (determined as of the end of such month) of the assets in such Accounts in excess of $65,845,816,050, less (z) any management fee the applicable Accounts are obligated to pay to AAM during or with respect to such month; provided, that for the ALIC Accounts with respect to which a management fee is payable to AAM during or with respect to such month, if any, the monthly fee shall equal the ALIC Fees less any management fee the ALIC Accounts are obligated to pay to AAM during or with respect to such month.

e.	“ALIC” means Athene Life Insurance Company, a Subsidiary.

f.	“ALIC Accounts” means all investment accounts with respect to the ALIC IMA.

g.	“ALIC Fees” means the Management Fee set forth in the ALIC IMA.

h.    “ALIC IMA” means that certain Amended and Restated Investment Management Agreement, by and between AAM and ALIC, dated November 5, 2012, as amended, restated or supplemented from time to time.

i.	“AUSA” means Athene USA Corporation, a Subsidiary.

j.    “FA Rebate Amount” means, with respect to any Athora Funding Agreement, an amount, determined by AAM as of the end of each month with respect to such month, equal to the product of (a) the FA Value as of the end of such month and (b) one-twelfth of 0.10%.

k.    “FA Value” means, as of any date of determination with respect to any Athora Funding Agreement, the outstanding deposit amount thereunder (provided, that to the extent that such Funding Agreement is issued in a currency other than U.S. Dollars, the outstanding deposit amount of such Funding Agreement shall be converted to U.S. Dollars will be converted to U.S. Dollars by AAM using the mid-spot rate applicable to such currency exchanges reported by Bloomberg as the of the end of the last business day of the applicable month or reported by such other source as reasonably determined by AAM if Bloomberg is not available. For purposes of determining the applicable FA Rebate Amount, the FA Value of an Athora Funding Agreement

will be increased (or decreased) by positive (or negative) Applicable Quarterly Net Investment Margin beginning on the first day of the first full fiscal quarter after such Athora Funding Agreement was issued and on the first day of each fiscal quarter thereafter. As used herein, the “Applicable Net Investment Margin” shall mean the investment margin on deferred annuities determined in accordance with GAAP and published by AHL in its then most recent annual report filed with the SEC (or such other audited source as may be agreed by the parties), and the “Applicable Quarterly Net Investment Margin” shall be the Applicable Net Investment Margin divided by 4. Notwithstanding the foregoing, when the outstanding deposit amount under any Athora Funding Agreement has been reduced to zero, the FA Rebate Amount with respect to such Athora Funding Agreement shall be zero and the FA Value of such Athora Funding Agreement shall be zero.

l.    “Funding Agreement” means a financial contract issued by an insurance company and identified as a Guaranteed Interest Contract on the applicable insurance company’s financial statements, which contract generally provides for the accumulation of funds at guaranteed rates for a specified time period with repayment to the holder thereof in lump sum or installments. For the avoidance of doubt, “Funding Agreement” does not include annuity contracts or contracts that provide for payments to or by the applicable insurer based on the occurrence of a contingency, including without limitation, a mortality or morbidity contingency.

m.    “Other Service Agreement” means an agreement entered into between AAM and AHL or a Subsidiary pursuant which AAM will allocate to AHL or such Subsidiary a portion of the Other Service Compensation paid by AAM. For purposes of the definition of “Unpaid Other Service Compensation”, an Other Service Agreement means an agreement pursuant to which AAM would be compensated by AHL or the applicable Subsidiary for Other Service Compensation paid by AAM in respect of the services provided by employees of AAM to Subsidiaries or paid in respect of shared employees, if such services were being performed under an agreement substantially similar to an Other Service Agreement entered into between AAM and any other Subsidiary.

n.    “Other Service Compensation” means (A) employee and consulting compensation and related benefits and expenses, including payroll taxes, paid by AAM and (B) AAM’s expenses relating to agreements or arrangements with third parties for the provision of services, products and/or equipment to AAM and/or AHL and the Subsidiaries which will be shared with or passed through by AAM to AHL or the Subsidiaries, as the case may be. With respect to (A), such compensation, benefits, expenses and taxes shall be allocated by AAM to AHL or the applicable Subsidiary based on reasonable allocations of employees’ time performing services for such Subsidiary, with such allocations made by AAM at cost without markup. With respect to (B), expenses are allocated by AAM to AHL or the applicable Subsidiary based on reasonable estimates of usage by AHL and/or such Subsidiaries, with such allocations at cost without markup.

o.    “Unpaid Other Service Compensation” means any amount or amounts (i) payable to AAM pursuant to any Other Service Agreement or (ii) which would have been payable to AAM if an Other Service Agreement had been entered into between AAM and the applicable Subsidiary, in each case, where such Subsidiary cannot pay or has not paid, for any reason, such amount or amounts on its own behalf.

2.Fees. AHL shall pay, in accordance with Section 6 of this Agreement, the AHL IM Fees each month. For the avoidance of doubt, no AHL IM Fees or other compensation shall be payable by AHL or any Subsidiary with respect to an Athora Entity.

3.	AHL IM Fee Rebates.

a.    Subject to the terms and conditions below, AAM shall rebate or discount (including, if applicable, below zero), without duplication, AHL IM Fees paid or payable by or on behalf of AHL to AAM as follows: for monthly invoicing periods ended after the date hereof and for each calendar month-end thereafter, an amount equal to the aggregate FA Rebate Amounts as of such calendar month-end.

b.    AHL shall provide (or cause to be provided) to AAM such information as may be reasonably requested by AAM to assist in the determination of the FA Rebate Amount, including, without limitation:

i.    Promptly upon execution of an Athora Funding Agreement, a report detailing the outstanding principal balance of such funding agreement, its date of issue and its maturity date (or payment dates if not a bullet payment);

ii.	If an Athora Funding Agreement is denominated in a currency other than
U.S. Dollars, AHL shall provide written notice (which may be in the form of an electronic mail) to AAM promptly after the end of each calendar month of the mid-spot rate applicable to such currency exchanges reported by Bloomberg as of the end of the last business day of the applicable month;

iii.    Promptly after each anniversary of the effectiveness of an Athora Funding Agreement, AHL shall provide to AAM written notice of the Applicable Net Investment Margin for the prior 12 months with respect to such AHL Sub-Client with reasonable detail of the calculation thereof; and

iv.    On a monthly basis, a report detailing the outstanding balance of each Athora Funding Agreement (with reasonable detail of its calculation thereof) as of the prior month end then subject to an FA Rebate Amount and the AHL Client Issuer thereof, the date of issue of any such funding agreement and such funding agreement’s maturity date (or its payment dates, if not a bullet payment).

For the avoidance of doubt, AAM shall not be required to provide any rebate unless and until the information required by AAM hereunder has been provided to AAM. To the extent that AAM or AHL, acting in good faith, disagrees with any of the information contained in any of the foregoing reports discussed in this clause (b) or in respect of the amounts of any rebate provided under this Section 3, the parties agree to negotiate a resolution to such disagreement in good faith.

4.Valuation. Unless the parties otherwise agree in writing, AHL (or one of its subsidiaries) (and not AAM) shall be responsible for determining, in good faith, the value of the Accounts in accordance with AHL’s valuation policies and procedures (from time to time in effect), which policies shall have been provided and be reasonably acceptable to AAM. AHL agrees to provide valuations on the Accounts no less often than on a monthly basis. The parties further agree to negotiate in good faith as to any disputes regarding valuation of the assets in the Accounts or any methodologies used by AHL to value the assets for purposes of determining fees accruing hereunder or in connection with any Account.

5.Sub-Adviser Fees; Unpaid Other Service Compensation. In addition to the other payment obligations contained herein: (a) to the extent that AAM has paid or is obligated to pay fees or expenses to any Sub-Adviser in respect of any Account, AHL shall pay on behalf of AAM, or reimburse

AAM for, such Sub-Adviser fees and expenses (for the avoidance of doubt, without duplication for any sub-advisory management fees and expenses which have already been paid by or on behalf of any such Account);

and (b) AHL shall pay to AAM any Unpaid Other Service Compensation. Notwithstanding the foregoing, and for the avoidance of doubt, AHL shall not be required to pay or reimburse AAM under this Agreement for any sub-advisory management fees paid or payable by AAM directly or indirectly to Apollo Global Management LLC or its subsidiaries (collectively “Apollo” and such sub-advisory management fees, “Apollo Sub-advisory Fees”) with respect to (a) any Apollo Sub-Advisory Fees arising out of sub-advisory agreements first entered into after the date hereof or (b) the increased portion over Apollo Sub-Advisory Fees paid or payable pursuant to any sub-advisory agreement in effect as of the date hereof which increases result from an amendment to the applicable sub-advisory agreement entered into after the date hereof, in each case, except to the extent that any such new or increased Apollo Sub- Advisory Fees either (i) have been approved by the AHL Conflicts Committee (or its designee) or (ii) such new or increased Apollo Sub-Advisory Fees do not require Conflicts Committee approval to be paid or reimbursed by AHL under the Applicable AHL Conflicts Committee Procedures then in effect among AHL and Apollo. As used in this section, “Applicable AHL Conflicts Committee Procedures” shall mean, with respect to the incurrence of any such obligations to pay an Apollo Sub-Advisory Fee (or increase thereto), the most recent AHL Conflicts Committee Procedures approved by the Conflicts Committee and received by Apollo and AAM prior to AAM’s execution of any such sub-advisory agreement or amendment. The parties agree that any Applicable AHL Conflicts Committee Procedures shall apply only prospectively to new Apollo Sub-Advisory Fees and amendments to then-existing sub-Advisory agreements that increase Apollo Sub-Advisory Fees thereunder, in each case, entered into after AAM’s and Apollo’s receipt of such Applicable AHL Conflicts Committee Procedures. This Section 5 shall not apply to any fees with respect to Accounts of an Athora Entity.

6.Payments. Any amount payable by a party hereto (the “Paying Party”) hereunder (including payments made under Section 5) will be paid to the other party within 10 business days following receipt by the Paying Party of an invoice for such amount, detailing the calculation of such amount. AHL shall have the option, at its sole discretion, to cause to be paid by AUSA on behalf of AHL any payments or reimbursements due by AHL hereunder.

7.	Indemnification.

a.    The parties agree that the provisions set forth in Section 7(b) (the “Standard Indemnity”) constitute the commercial standard of care and indemnification provisions that are intended to govern the relationship between AAM and the applicable owner of each Account. The parties also recognize that, for various reasons, the applicable investment management agreement (the “Applicable IMA”) between AAM and the owner of any given Account or the applicable sub-advisory agreement (the “Applicable SAA”) between AAM and the applicable Third Party Investment Manager may not contain a standard of care and/or indemnification provision or may contain a standard of care and/or indemnification provision that deviates from the Standard Indemnity. In the event that AAM is liable to any Third Party Investment Manager or to the owner of any Account for any Loss, or fails to receive indemnification from such Third Party Investment Manager or from the owner of such Account for any Loss, in each case, in a manner where AAM would not have been liable for such Loss or would have received indemnification for such Loss if the Applicable IMA or the Applicable SAA included the Standard Indemnity, it is the intent of the parties that AHL will indemnify and hold harmless AAM for such Loss.

b.    To the fullest extent permitted by applicable law, and notwithstanding any provision in any Applicable IMA or Applicable SAA to the contrary, AHL shall hold harmless and indemnify AAM, its officers, directors, principals, employees, agents or nominees (each, an “Investment Manager Party”) from and against any and all losses (including, without limitation,

(i) any payments made by an Investment Manager Party to the owner of an Account or to a Third Party Investment Manager and (ii) any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages paid by an Investment Manager Party, even if such damages are paid to the owner of an Account or to a Third Party Investment Manager and even if such Investment Manager Party is advised of the possibility or likelihood of the same), damages, claims, costs, actions, liabilities, suits, proceedings, settlements, Account expenses or other expenses including, without limitation, any liabilities imposed or sought to be imposed on or claims asserted against such Investment Manager Party (including, in each case, reasonable attorney’s fees and disbursements) (each a “Loss”), which an Investment Manager Party may incur or suffer arising out of or in connection with the performance of its obligations under this Agreement, the Applicable IMA or the Applicable SAA; provided, however, that this indemnity shall not apply to any Loss to the extent caused by AAM’s gross negligence, willful misconduct, fraud, or, at any time that any assets of any Account constitute “plan assets” subject to ERISA, breach of fiduciary duty under ERISA, in respect of its obligations and duties under this Agreement, the Applicable IMA or the Applicable SAA with respect to any Account (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment); provided, further, that any amounts payable to an Investment Manager Party under this Section 7 shall be offset by any amounts actually paid to such Investment Manager Party with respect to such Loss by the owner of the applicable Account or the applicable Third Party Investment Manager to the extent that such payment would be duplicative of payments made hereunder. The foregoing indemnity is in addition to, and shall not constitute a waiver or limitation of any rights which an Investment Manager Party may have under, applicable law or any other agreement. For purposes of this Section 7(b), references to AAM include each Sub-Adviser that is an affiliate of AAM.

c.    The parties understand that certain United States federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that any party may have under those laws.

8.Governing Law. To the extent consistent with any mandatorily applicable federal law, this Agreement shall be governed by the laws of the State of New York without giving effect to any principles of conflicts of law thereof that would permit or require the application of the law of another jurisdiction and are not mandatorily applicable by law.

9.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided, that unpaid accrued payment obligations arising under any prior version of this Agreement shall not be affected by this Agreement. As of the date hereof, there are no understandings between the parties with respect to the subject matter of this Agreement other than as expressed herein or as set forth in (i) that certain Investment Management Agreement, dated as of October 31, 2012, by and between AAM and AHL (the “AAM/AHL Investment Management Agreement”) and (ii) that certain Applicable 2016 Liability Fee Discount, dated as of September 30, 2016, by and between AHL and AAM.

10.Counterparts; Amendment; Interpretation. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for

herein.    This Agreement applies to all Accounts and Applicable IMAs, Applicable SAAs and other applicable agreements, whether in place as of the date hereof or entered into on or after the date hereof.

11.Termination. This Agreement shall remain in effect unless and until terminated in accordance with the immediately following sentence. This Agreement shall automatically terminate, without any further action on the part of any of the parties hereto or any other person, if all (but not less than all) investment management agreements, investment advisory agreements and sub-advisory agreements between Apollo Global Management, LLC and/or any of its subsidiaries (including AAM), on the one hand, and AHL, any of the Subsidiaries, Reinsurance Counterparties and/or Third Party Investment Managers, on the other hand, have been terminated in accordance with (x) their respective terms and (y) AHL’s bye-laws (to the extent AHL’s bye-laws are applicable to such a termination) and none of such agreements have been replaced by any similar investment management agreement or investment advisory agreement for the benefit of AHL or any of the Subsidiaries; provided, that, (i) any payments or obligations due hereunder, including, but not limited to, the payments or obligations as described in Sections 2, 3, 5, 6 and 7 herein, that accrued, or are otherwise payable or rebatable, with respect to any day prior to the date of such termination of this Agreement (with applicable amounts calculated ratably based on the actual number of days in the calendar quarter that preceded such termination of this Agreement) shall be payable by AHL, or rebatable to AHL, as applicable, within 10 business days (or, if such amount is not determinable within such period, then within 3 business days after such amount is determined) of such termination of this Agreement, (ii) in no event shall any payments or obligations due hereunder, including, but not limited to, the payments or obligations as described in Sections 2, 3, 5, 6 and 7 herein, accrue, or otherwise be payable or rebatable, with respect to any day or period beginning on or after the date of such termination of this Agreement and (iii) Sections 4 (for so long as AAM manages any Account of a Reinsurance Counterparty of AHL or any Subsidiary or acts as a sub-advisor to any Third Party Investment Manager), 7 through 10, and this Section 11 (including the defined terms relating thereto), shall survive such termination of this Agreement. For purposes of clarification, unless this Agreement is terminated in accordance with the immediately preceding sentence, this Agreement shall continue to apply with respect to an Account (and all of the other Accounts) even if the AAM/AHL Investment Management Agreement relating to such Account is terminated pursuant to its terms or otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

ATHENE ASSET MANAGEMENT LLC

By:	/s/ James R. Belardi
Name:	James R. Belardi
Title:	Chief Executive Officer

ATHENE HOLDING LTD.

By:	/s/ Adam Laing
Name:	Adam Laing
Title:	Finance Officer